Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of December 9, 2010, by and between SuperMedia Inc., a Delaware corporation (the “Company”), and Peter J. McDonald (“Executive”).  In consideration of the promises and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the parties, the receipt and sufficiency of which the parties mutually acknowledge, agree as follows:

1.             Term of Employment.  Subject to the provisions of this Agreement, Executive will be employed by the Company for the period (the “Employment Term”) commencing on December     , 2010 (the “Commencement Date”) and ending on December 31, 2013.  This Agreement may be extended by written agreement of both parties.  Neither the expiration of this Agreement by its terms nor the giving of notice of non-renewal will constitute any basis for termination under Section 8(d) or Section 8(e), but will be subject to Section 8(f).

2.             Position.  The Company hereby employs Executive as President and Chief Executive Officer (“CEO”) of the Company, and Executive hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement.  As CEO, Executive will do and perform all services, acts, and things necessary or advisable to manage and conduct the business of the Company that are normally associated with the position of chief executive officer.  Executive will be subject to the direction and policies from time to time established by the Board of Directors (the “Board”).  Notwithstanding anything to the contrary, the parties agree Executive is an at-will employee and either party may terminate Executive’s employment under this Agreement at any time, with or without cause.  As CEO, Executive will perform the services he is required to perform pursuant to this Agreement at 2200 West Airfield Drive, DFW Airport, Texas 75261.  At the request of the Board, Executive will serve as an officer and director of the Company’s subsidiaries and other affiliates without additional compensation.

3.             Board Position.  The Board will take such action as may be necessary to appoint or elect Executive as a member of the Board as of the Commencement Date, subject to the limitations of applicable law. Thereafter, during the Employment Term, the Board will nominate Executive for re-election as a member of the Board at the expiration of the then current term, provided that the foregoing will not be required to the extent prohibited by legal or regulatory requirements. Executive will not be entitled to any additional consideration for serving on the Board.  Executive will be governed by the same obligations regarding confidentiality, conflicts of interest, fiduciary duties, trading and disclosure policies and other governance guidelines that are applicable to other directors of the Company.

4.             Loyal and Conscientious Performance.  During his employment by the Company, Executive will devote substantially all of his business energies, interest, abilities, and productive time and efforts to the performance of his duties under this Agreement.  During the Employment Term, Executive will not engage in any other business, profession, or occupation for compensation or otherwise that would conflict with the rendition of such services either directly or indirectly without the prior written consent of the Board.

5.             Compensation of Executive.

(a)           Base Salary.  During the Employment Term, the Company will pay Executive an annual base salary (the “Base Salary”) at the initial annual rate of $900,000 per year in accordance with the usual payroll practices of the Company.  The Board or the Compensation Committee (the “Committee”) will review Executive’s Base Salary annually.  The Board, acting at its sole option and election, may increase (but may not decrease) Executive’s Base Salary in effect during the Employment Term.

(b)           Signing and Relocation.  On or before December 31, 2010, Executive will receive a cash payment of $750,000, subject to applicable tax withholding.

(c)           Short Term Incentive Award.  With respect to each calendar year beginning after December 31, 2010, Executive will be eligible to receive an annual incentive bonus under the Company’s annual incentive program as in effect from time to time, with a target bonus opportunity of 100% of Base Salary (the “Bonus”), based upon the attainment of one or more pre-established performance goals established by the Board or the Committee, within 90 days after the beginning of the calendar year, after consultation with Executive and prorated for any partial fiscal year during the Employment Term. Any Bonus paid to Executive, less applicable tax withholding, will be distributed pursuant to policies as determined by the Company, provided that payment of any Bonus will in all events be made in the calendar year following the calendar year to which such Bonus relates and within 75 days following the end of the calendar year to which such Bonus relates.

(d)           Long-Term Incentive Award.

(i)            Initial Award.  Simultaneously with the execution of this Agreement by the parties, the Company will grant to Executive the following equity awards (the “Equity Awards”) pursuant to the Company’s 2009 Long-Term Incentive Plan (the “Plan”): (A) in accordance with the terms of the Form of Stock Option Agreement attached hereto as Exhibit A, a stock option to purchase 150,000 shares of the Company’s common stock with an exercise price per share equal to the fair market value per share on the date of grant (as determined under the Plan); and (B) in accordance with the terms of the Form of Restricted Stock Award Agreement attached hereto as Exhibit B, a restricted stock award granted for 150,000 shares of the Company’s common stock. Except for the equity grants described in this Agreement, Executive will have no right to any future grants of Equity Awards from the Company, it being the understanding of the parties that the equity grants provided for in this Agreement are intended to cover the entire Employment Term. Any future Equity Awards granted by the Company and the amount of any such awards will be determined at the sole option and election of the Board or the Committee from time to time.

(ii)           Stock Ownership.  During the Employment Term and for at least six months following the expiration of the Employment Term (for reasons other than death or Disability), Executive must maintain ownership of a number of shares of the Company’s common stock, which number will be at least equal to 50% of the number of “net shares” (as defined below) attributable to the vesting of the restricted stock award and to the exercise of the stock options  described in Section 5(d)(i) above, provided, however, that the foregoing stock ownership requirement will end immediately prior to the time of a “Change in Control” (as defined in Section 9(b)) that occurs during the period such ownership requirement would otherwise apply. For the purposes of this Section 5(d)(ii), (A) the “net shares” attributable to the vesting of restricted stock will be equal to the excess of the number of shares that become vested over the number of shares which, on the vesting date, have a fair market value (determined under the Plan) equal to the income tax payable by Executive with respect to the vesting of the restricted stock, and (B) the “net shares” attributable to the exercise of a stock option will be equal to the excess of the number of shares with respect to which the option is being exercised over the number of shares which, on the exercise date, have a fair market value (determined under the Plan) equal to the sum of (x) the exercise price for said shares, and (y) the income tax payable by Executive with respect to the exercise of the option. In determining the income tax payable under parts (A) and (B) of the preceding sentence, it is assumed that Executive will be subject to income tax in the applicable taxing jurisdictions (federal, state and/or local) at the highest marginal rates in each such jurisdiction.

(iii)          Securities Filings.  The Company will provide Executive with reasonable assistance with the preparation and filing of Forms 3, 4, and 5, as applicable, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

6.             Benefits.  While Executive is employed by the Company under this Agreement, Executive will be entitled to such employee benefits as are provided from time to time by the Company to senior executives generally, at a level commensurate with Executive’s position, subject to the satisfaction of any eligibility requirements.  Notwithstanding any other provision of this Agreement or any provision of the Company’s Executive Transition Plan, Executive will not be eligible to participate in and will not participate in the Executive Transition Plan.

7.             Expenses.  Upon presentation of appropriate documentation, Executive will be reimbursed in accordance with the Company’s expense reimbursement policy in effect from time to time (including expense verification policies) for all reasonable and necessary business expenses incurred in connection with the performance of Executive’s duties and responsibilities under this Agreement.

8.             Termination of Employment.  Each of Executive and the Company may terminate the employment of Executive at any time in accordance with this Section 8. Upon such termination, Executive will have only the rights set forth in this Section 8.

(a)           Accrued Benefits.  With respect to any termination of employment (voluntary or otherwise), Executive will be entitled to receive:

(i)            accrued and unpaid Base Salary through the Date of Termination (as defined in Section 8(g)(ii)), payable on the next payroll date following the Date of Termination;

(ii)           accrued but unused vacation time (determined in accordance with Company policies), payable within 30 days following the Date of Termination;

(iii)          any earned but unpaid bonus for any full fiscal year completed on or prior to the Date of Termination, payable at the same time as provided in Section 5; and

(iv)          all other vested benefits, including the right to indemnification, due Executive following Executive’s termination of employment in accordance with the then-

existing employee benefit plans, policies and practices of the Company (collectively, clauses (i) through (iv) are referred to in this Agreement as the “Accrued Benefits”).

(b)           For Cause by the Company. If Executive’s employment is terminated by the Company for Cause (as defined in Section 9(a)), Executive will be entitled to receive the Accrued Benefits (other than the benefit described in Section 8(a)(iii)).

(c)           Death or Disability. Executive’s employment will terminate upon his death and may be terminated by the Company upon his Disability (as defined in Section 9(c)) during the Employment Term. Upon termination of Executive’s employment by reason of Executive’s Disability or death, Executive or his estate (as the case may be) will be entitled to receive:

(i)            the Accrued Benefits;

(ii)           up to 18 months of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) group health plan continuation coverage, at the Company’s expense, if and to the extent that Executive or, as applicable, his covered spouse and/or dependents are eligible for and entitled to receive such coverage in accordance with the Company’s group health plan(s) and applicable law (“Subsidized COBRA Coverage”);

(iii)          a pro-rata portion of the bonus that would have been earned under Section 5(c) for the year in which the Date of Termination occurs if the Executive’s employment had continued (which portion will be based upon the ratio that the number of days elapsed from the beginning of the year until the Date of Termination bears to 365), payable at the same time as provided in Section 5(c); and

(iv)          immediate vesting of the portion of Executive’s unvested outstanding Company Equity Awards that would have become vested on the anniversary of the Commencement Date next following the Date of Termination had Executive remained employed by the Company through such anniversary date (the “Accelerated Equity Vesting”).

(d)           Termination Without Cause or for Good Reason Unrelated to a Change in Control. If Executive’s employment under this Agreement is terminated by the Company without Cause or by Executive for Good Reason (as defined in Section 9(d)), other than a termination to which Section 8(e) (relating to termination in connection with a Change in Control) applies, then, subject to timely satisfaction of the release and other conditions set forth in Section 8(h), Executive will be entitled to the following (which Executive acknowledges will be in partial consideration for Executive’s compliance with the post-termination obligations hereunder (including the obligations under Section 12 and 13)):

(i)            the Accrued Benefits;

(ii)           a lump sum cash severance payment equal to one and one-half (1.5) times the sum of (A) Base Salary at the rate in effect on the date Notice of Termination is given (but not less than the initial rate of Base Salary set forth in Section 5(a)) (the “Severance Payment”), plus (B) an amount equal to Executive’s target Bonus opportunity (i.e., 100% of Base Salary) for the year in which such termination of employment occurs.  Such Severance Payment will be payable on the date that is 60 days following the Termination Date, subject, however, to a delay of up to six months from the Date of Termination if and to the extent required in order to satisfy the requirements of Section 16(b) and Code Section 409A;

(iii)          the Accelerated Equity Vesting; and

(iv)          up to 12 months of Subsidized COBRA Coverage.

(e)           Termination in Connection With a Change in Control.  If, during the Employment Term and within three (3) months prior to or two years following a Change in Control, Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, then Executive’s employment will be deemed to have been terminated in connection with the Change in Control and, subject to timely satisfaction of the release and other conditions set forth in Section 8(h), Executive will be entitled to the payments and benefits set forth in Section 8(d), except that, for purposes of this Section 8(e), (A) the Severance Payment multiple in Section 8(d)(ii) will be changed from 1.5 to 3.0, (B) all of Executive’s unvested outstanding Company Equity Awards will fully and immediately vest, and (C) Subsidized COBRA Coverage will be available for up to 18 months (as opposed to 12 months).  Executive acknowledges that the foregoing severance benefits will be in partial consideration for Executive’s compliance with the post-termination obligations under this Agreement (including the obligations under Section 12).

(f)            Voluntary Resignation; Expiration of Employment Term.  Upon termination of Executive’s employment as a result of a voluntary resignation, Executive will be entitled to the Accrued Benefits.  Upon termination of Executive’s employment as a result of expiration of the Employment Term, subject to timely satisfaction of the release and other conditions set forth in Section 8(h), Executive will be entitled to the following (which Executive acknowledges will be in partial consideration for Executive’s compliance with the post-termination obligations hereunder (including the obligations under Section 12 and 13)): (i) the Accrued Benefits and (ii) (A) the Severance Payment and (B) immediate vesting of the portion of Executive’s outstanding Company Equity Awards that would have vested on the first anniversary of the expiration of the initial Employment Term had Executive remained employed through such anniversary unless  (X) Executive has given notice to the Company of his intention not to seek any extension of the initial Employment Term or (Y) the Company has, not fewer than 60 days before the expiration of the initial Employment Term, given a written offer to Executive to extend the initial Employment Term for a period of one year beyond the initial Employment Term and Executive has failed to accept such offer in writing within ten business days of receipt, in the case of which failure to accept Executive will not be entitled to the Severance Payment or such accelerated vesting.  Such Severance Payment will be payable on the date that is 60 days following expiration of the initial Employment Term, subject, however, to a delay of up to six months from the Date of Termination if and to the extent required in order to satisfy the requirements of Section 16(b) and Code Section 409A.

(g)           Notice and Date of Termination.

(i)            Any termination of employment by the Company or by Executive (for any reason other than death) must be communicated by written notice of termination (the “Notice of Termination”) to the other party hereto in accordance with Section 18(b).

In the case of a termination by the Company for Cause or a termination by the Executive for Good Reason, the Notice of Termination must set forth in reasonable detail the facts and circumstances claimed to give rise to such termination for “Cause” or “Good Reason,” as the case may be, within the meaning of Section 9(a) or 9(d), and the Notice of Termination must be provided, if at all, within 90 days following the date the party giving such Notice of Termination first has knowledge of the occurrence of the condition giving rise to such termination. Executive may only exercise his rights to terminate for Good Reason thereafter if the Company does not cure the condition giving rise to such termination within 30 days following the receipt of the written Notice of Termination.

(ii)           “Date of Termination” means (A) if employment is terminated for Disability, 30 days after Notice of Termination is given (provided that Executive has not returned to the full-time performance of his duties during such 30 day period); (B) if employment is terminated by reason of death, the date of death; and (C) if employment is terminated for any other reason, subject to the effectiveness of any applicable notice and/or “cure” provisions of clause (i), the date specified in the Notice of Termination (which, except in the case of a termination of employment by the Company for Cause, must not be less than 30 days after the date such Notice of Termination is given).

(h)           Release of Claims; Other Payment Conditions. Any provision of this Agreement to the contrary notwithstanding, as conditions to the Company being obligated to make the payments or provide the benefits (beyond the Accrued Benefits) under this Section 8, (i) within 45 days after the Date of Termination, the Company must receive from Executive an executed valid general release of claims substantially in the form attached hereto as Exhibit C (the “General Release”), with such changes as are acceptable to the Company, it being the intent of the parties that the release be a full and complete release and waiver of, and covenant not to assert, all rights of Executive that is fully enforceable against Executive under all applicable law in effect from time to time, and such General Release has not been and may no longer be revoked, and (ii) on or before the Date of Termination, the Executive must (A) turn over all copies of Confidential Information (as defined in Section 13) in his control to the Company, and (B) resign from the Board of the Company and the board of directors or comparable body of every subsidiary or other Affiliate of the Company, and every committee thereof.

(i)            Health Insurance Benefits.  If this Agreement expires by its terms, or if Executive’s employment under this Agreement is terminated by the Company without Cause or by Executive for Good Reason, then after the expiration of Subsidized COBRA Coverage and until Executive’s 65th birthday, the Company will provide health insurance benefits to Executive if (i) Executive pays for such health insurance on an after-tax basis; (ii) the Company determines that providing such health insurance benefits for Executive during such period would not result in any fines, penalties or other adverse consequences for the Company, its insurance programs, or other employees; (iii) providing such health insurance benefits for Executive is not prohibited under any of the Company’s plans or programs; and (iv) Executive is not eligible to receive health insurance benefits from another employer.

9.             Definitions.

(a)           “Cause” for the purpose of this Agreement exists when the Board determines that any of the following has occurred: (i) Executive’s willful and continued failure substantially to perform the duties of his position (other than as a result of a termination by Executive for Good Reason); (ii) any willful act or omission by Executive constituting dishonesty, fraud, or other malfeasance; (iii) Executive’s conviction of (or plea of nolo contendere to) a felony or a misdemeanor involving theft, embezzlement, dishonesty, or moral turpitude under the laws of the United States or any state thereof or any other jurisdiction in which the Company or any of its subsidiaries conducts business; or (iv) Executive’s material breach of this Agreement.  For purposes of this definition, no act or failure to act will be deemed “willful” unless effected by Executive not in good faith and without a reasonable belief that such action or failure to act was in or not opposed to the best interests of the Company. No termination for Cause will be effective unless made by a majority of the Board, at a meeting of the Board, held for such purpose, where Executive and his counsel have an opportunity, on at least 5 days advance written notice, to be heard before the Board.

(b)           “Change in Control” has the meaning set forth in the Company’s 2009 Long-Term Incentive Plan (which is attached as Exhibit 10.6 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 6, 2010). Notwithstanding the foregoing, to the extent that the term “Change in Control” is being used to trigger the timing of a distribution of deferred compensation subject to the provisions of Code Section 409A (as opposed to triggering the vesting of benefits or the amount of severance benefits payable), no Change in Control will be deemed to have occurred for purpose of triggering the distribution of such deferred compensation if it is not a “change in control event” within the meaning of Code Section 409A and the applicable treasury regulations thereunder.

(c)           “Disability” means Executive’s inability, as a result of physical or mental incapacity, to perform the duties of his position for a period of 6 consecutive months or for an aggregate of 6 months in any 12 consecutive month period. Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree will be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each will appoint such a physician and those two physicians will select a third who will make such determination in writing. The determination of Disability made in writing to the Company and Executive will be final and conclusive for all purposes of the Agreement.

(d)           “Good Reason” means: (i) any diminution in Executive’s title, position, duties or responsibilities; re-assignment of Executive’s direct reporting relationship to anyone other than the Board; or the assignment to Executive of duties that are inconsistent, in a material respect, with the scope of duties and responsibilities associated with Executive’s position as specified in Section 2; (ii) a material reduction in target Bonus opportunity; (iii) a relocation of Executive’s principal workplace by a distance that exceeds 50 miles; or (iv) other material breach of this Agreement by the Company.

10.          Section 280G.

(a)           If any payment or benefit received or to be received by Executive in connection with or contingent on a change in ownership or control of the Company, within the meaning of Section 280G of the Internal Revenue Code (the “Code”) (or any successor provision thereto), whether or not in connection with Executive’s termination of employment, and whether or not pursuant to this Agreement (such payments or benefits being referred to as the “Total Payments”) will be subject to an excise tax as provided for in Section 4999 of the Code (the “Excise Tax”), then Executive will be entitled to receive either (i) the full amount of the Total Payments, or (ii) a portion of the Total Payments having a value equal to one dollar less than three (3) times Executive’s “base amount” (as such term is defined in Section 280G(b)(3)(A) of the Code), whichever of clauses (i) and (ii), after taking into account applicable federal, state, and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest portion of the Total Payments. For purposes of determining the after-tax amounts in (i) and (ii) above, Executive will be deemed to pay federal, state and local income tax at the highest marginal rates, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. If there is a reduction of the Total Payments pursuant to the foregoing, then, unless the parties agree otherwise, such reduction will occur in the following order: (A) any cash severance payable by reference to Executive’s Base Salary or Bonus; (B) any other cash amount payable to Executive; (C) any benefit valued as a “parachute payment;” and (D) acceleration of vesting of any equity awards.

(b)           For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments will be treated as “parachute payments” (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to Executive and selected by the accounting firm acting as the “Auditor”, as defined below, such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, (ii) all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code will be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the Base Amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit will be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(c)           All determinations under this Section 10 must be made by a nationally recognized accounting firm, which must not be the auditor of the acquiror in the transaction constituting a change in ownership or control of the Company (within the meaning of Section 280G of the Code), selected by the Company (the “Auditor”), and the Company will pay all costs and expenses of the Auditor. The Company will cooperate in good faith in making such determinations and in providing the necessary information for this purpose.

11.          Indemnification. The Company will indemnify Executive (and his legal representative or other successors) to the fullest extent permitted (including a payment of expenses in advance of final disposition of a proceeding) by applicable law, as in effect at the time of the subject act or omission, or by the Certificate of Incorporation and By-Laws of the Company, as in effect at such time or on the Commencement Date, or by the terms of any indemnification agreement between the Company and Executive, substantially in the form of the Indemnification Agreement which is attached as Exhibit 10.6 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 6, 2010, whichever affords or afforded greatest protection to Executive, and Executive will be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers (and to the extent the Company maintains such an insurance policy or policies, Executive will be covered by such policy or policies, in accordance with its or their terms to the maximum extent of the coverage available for any Company officer or director), against all costs, charges and expenses whatsoever incurred or sustained by him or his legal representatives (including but not limited to any judgment entered by a court of law) at the time such costs, charges and expenses are incurred or sustained, in connection with any action, suit or proceeding to which Executive (or his legal representatives or other successors) may be made a party by reason of his having accepted employment with the Company or by reason of his being or having been a director, officer or employee of the Company, or any subsidiary of the Company, or his serving or having served any other enterprise as a director, officer or employee at the request of the Company. Executive’s rights under this Section 11 will continue without time limit for so long as he may be subject to any such liability, whether or not the Employment Term may have ended.

12.          Non-Competition. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and accordingly agrees to the following provisions of this Section 12:

(a)           During the Employment Term: (i) Executive will not directly or indirectly engage in any business that is in competition with any line of business then conducted by the Company or its Affiliates (including by performing or soliciting the performance of services for any Person that is a customer or client of the Company or any of its Affiliates) whether such engagement is as an officer, director, proprietor, employee, partner, investor (other than as a passive investor of less than 2% of the outstanding equity of any entity), consultant, advisor, agent, sales representative or other participant; (ii) Executive will not directly or indirectly induce any employee of the Company or any of its Affiliates to engage in any activity in which Executive is prohibited to engage by this Section 12, or to terminate his or her employment with the Company or any of its Affiliates, and will not directly or indirectly employ or offer employment to any Person who was employed by the Company or any of its Affiliates or was an independent contractor of the Company or any of its Affiliates, unless such Person has ceased to be employed by or contracted by the Company or any of its Affiliates for a period of at least 12 months; and (iii) Executive will not directly or indirectly solicit customers or suppliers of the Company or its Affiliates or induce any such Person to reduce or terminate its relationship with the Company; provided, however, that upon Executive’s written request, the Board, at its sole option and election, may waive the restrictions set forth in this Section 12(a).

(b)           For a period of 18 months following the Date of Termination: (i) Executive will not directly or indirectly engage in any local directional advertising or marketing (whether in print, electronic, wireless or other format) business or provide pre-press publishing or utilize digital and intranet technologies to repurpose print directory information for electronic, wireless or related distribution, in each case which is in competition with the business then conducted by the Company or its Affiliates, whether such engagement is as an officer, proprietor, employee, partner, investor (other than as a holder of less than 2% of the outstanding equity of any public entity), consultant, advisor, agent, sales representative or other participant, in any location in which the Company or any of its Affiliates then conducts any such competing line of business; (ii) Executive will not directly or indirectly induce any employee or independent contractor of the Company or any of its Affiliates to engage in any activity in which Executive is prohibited to engage by this Section 12, or to terminate his or her employment with the Company or any of its subsidiaries; provided, that, any general solicitations of employment made directly or indirectly by Executive which are not specifically directed at employees or independent contractors of the Company will not be, nor will it be deemed to be, a violation of this Section 12; and (iii) Executive will not directly or indirectly induce customers or suppliers of the Company or its Affiliates to reduce or terminate its relationship with the Company; provided, however, that upon Executive’s written request, the Board, at its sole option and election, may waive the restrictions set forth in this Section 12(b).

(c)           For purposes of this Agreement, “directional advertising or marketing” means advertising or marketing primarily (1) designed for purposes of directing consumers who are seeking a product or service to providers of that product or service in order to satisfy such consumer’s previously recognized need or desire for such product or service and (2) generally delivered by non-intrusive means; and will be distinguished from “creative advertising or marketing,” which is primarily (I) designed to stimulate (as opposed to direct) demand for products or services in consumers who did not previously recognize such need or desire for such products or services and (II) generally delivered by intrusive means.

(d)           The term “Person” will be interpreted broadly to include any corporation, company, “group” (within the meaning of Section 13(d)(3) of the Exchange Act), partnership, limited liability company, other entity or individual.

(e)           The term “Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person.  For purposes of this definition, the term “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(f)            It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 12 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement will not be rendered void but will be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding will not affect the enforceability of any of the other restrictions contained in this Agreement.

13.          Confidential Information; Nonsolicitation; Non-disparagement.  The Company agrees to provide and Executive recognizes that his employment with the Company will involve access to information of substantial value to the Company that is current and not generally known in the business and that gives the Company an advantage over its competitors who do not know or use it, including but not limited to, techniques, designs, drawings, processes, inventions, developments, equipment, prototypes, sales and customer information, and business and financial information relating to the business, products, services, practices, and techniques of the Company, (the “Confidential Information”).  Executive will at all times regard and preserve as confidential such Confidential Information obtained by Executive from whatever source and will not, either during his employment with the Company or thereafter, publish or disclose any part of such Confidential Information in any manner at any time, nor use the Confidential Information except on behalf of the Company, without the prior written consent of the Company.  Notwithstanding the foregoing, “Confidential Information” will not apply to information that (a) was known to the public prior to its disclosure to Executive; (b) becomes generally known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any of Executive’s representatives; or (c) Executive is required to disclose by applicable law, regulation, or legal process (provided that Executive will provide the Company with prior notice of the contemplated disclosure and reasonably cooperate with the Company at its expense in seeking a protective order or other appropriate protection of such information).  Executive also agrees to turn over all copies of Confidential Information in his control to the Company upon request or upon termination of his employment with the Company.  Executive agrees that, while he is employed by the Company and thereafter, he will not, or encourage or induce others to, disparage the Company or any of its past and present officers, directors, employees, stockholders, products, or services. As a condition of this Agreement, Executive will sign and return a copy of any and all of the Company’s standard agreements, forms and other documents typically completed and signed by newly hired employees.

14.          Material Inducement; Specific Performance; Other Remedies. Executive acknowledges and agrees that the covenants entered into by Executive in Sections 12 and Section 13 are essential elements of the parties’ agreement as expressed in this Agreement, are a material inducement for the Company to enter into this Agreement. The parties acknowledge and agree that the other party’s remedies at law for a breach or threatened breach of any of the provisions of Section 12 or Section 13 would be inadequate and, in recognition of this fact, the parties agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the other party, without posting any bond or showing irreparable harm, will be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. In the event of a violation by Executive of Section 12 or Section 13 (as determined by the Board in its good faith discretion), any severance being paid to Executive pursuant to this Agreement or otherwise will immediately cease. If it is determined that Executive has not violated Section 12 and Section 13, any ceased payments will be immediately paid to Executive, plus interest equal to LIBOR plus 2% per annum.  Executive understands that the provisions of Section 12 and Section 13 may limit his ability to earn a livelihood in a business similar to the business of the Company, but nevertheless agrees and hereby acknowledges that the consideration referenced in this Agreement is sufficient to justify the restrictions contained in such provisions.  In consideration thereof and in light of Executive’s education, skills and abilities, Executive agrees that he will not assert in any forum of any nature or description that, and it should not be considered that, such provisions prevent him from earning a living or otherwise are void or held unenforceable.

15.          Legal Fees. Upon presentation of appropriate documentation, the Company will pay or reimburse Executive for Executive’s reasonable counsel fees incurred (a) in connection with the negotiation and documentation of this Agreement, up to a maximum of $20,000, and (b) in connection with any proceeding instituted by Executive to enforce the Company’s obligations under this Agreement; provided that in the case of clause (b), such Company obligation will not apply if Executive’s claim is found to be frivolous or is brought or pursued by Executive in bad faith. This Section 15 is not intended to, nor will it be deemed to, limit Executive’s right to legal fees in connection with Section 11 of this Agreement or as otherwise provided under applicable law.

16.           Section 409A Savings Clause.

(a)           Parties’ Intent. The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement will be interpreted to be in compliance therewith. To the extent any of the payments or benefits required under this Agreement are, or in the opinion of counsel to the Company or Executive, could be interpreted in the future to create, a nonqualified deferred compensation plan that does not meet the requirements of Code Section 409A(a)(2), (3) and (4), the Company and Executive hereby agree to execute any and all amendments to this Agreement or otherwise reform this Agreement as deemed necessary by either of such counsel and reasonably acceptable to the other, and prepared by counsel to the Company, to either cause such payments or benefits not to be a nonqualified deferred compensation plan or to meet the requirement of Code Section 409A. In amending or reforming this Agreement for Code Section 409A purposes, the parties maintain, to the maximum extent practicable, the original intent and economic benefit of this Agreement without subjecting Executive to additional tax or interest; provided further, however, the Company will not be obligated to pay any additional material amount to Executive as a result of such amendment.

(b)           Delayed Distribution to Key Employees. If the Company determines in accordance with Code Sections 409A and 416(i), that Executive is a “Specified Employee” (within the meaning of Code Section 409A) of the Company on the date his employment with the Company terminates and, the parties agree that a delay in severance pay and benefits provided under this Agreement is necessary for compliance with Code Section 409A(a)(2)(B)(i), then any severance payments and any continuation of benefits or reimbursement of benefit costs provided under this Agreement, and not otherwise exempt from Code Section 409A (for example, pursuant to the “short-term deferral” or “separation pay” exemptions”), will be delayed until the earlier of (i) the first day of the seventh (7th) calendar month commencing after Executive’s termination of employment, or (ii) Executive’s death, consistent with and to the extent necessary to meet the requirements of Code Section 409A (the “409A Delay Period”). In such event, any such severance payments and the cost of any such continuation of benefits provided under this Agreement that would otherwise be due and payable to Executive during the 409A Delay Period will be paid to Executive in a lump sum cash amount at the end of the 409A Delay Period.

(c)           Separation from Service. A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits following or upon a termination of employment (to the extent such payments or benefits are subject to Code Section 409A) unless such termination also constitutes a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “separation from service” or like terms mean Separation from Service.

(d)           Separate Payments. Each payment required under this Agreement will be considered a separate payment for purposes of determining the applicability of or exemption from Section 409A. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period will be within the sole discretion of the Company.

(e)           Reimbursements. To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (i) all expenses or other reimbursements hereunder will be made no later than the time frame set forth in this Agreement, but in any event, on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (ii) any right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year will in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(f)            Offsets. Notwithstanding any other provision of this Agreement to the contrary, in no event must any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

17.           Clawback of Incentive-Based Compensation. Notwithstanding any other provision in this Agreement to the contrary, any “incentive-based compensation” within the meaning of Section 10D of the Exchange Act will be subject to claw-back by the Company in the manner required by Section 10D(b)(2) of the Exchange Act, as determined by the applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission.

18.           Miscellaneous.

(a)           This Agreement will be binding upon and inure to the benefit of Executive and Executive’s heirs, executors, personal representatives, assigns, administrators, and legal representatives.  Because of the unique and personal nature of Executive’s duties under this Agreement, neither this Agreement nor any obligations under this Agreement may be delegated by Executive.  This Agreement will be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

(b)           All notices or demands of any kind required or permitted to be given by the Company or Executive under this Agreement must be given in writing and must be personally delivered (and receipted for) or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

SuperMedia Inc.

P.O. Box 619810

2200 West Airfield Drive

DFW Airport, Texas 75261-9810

Attn:  Chairman of the Board of Directors

With a copy to:

SuperMedia Inc.

P.O. Box 619810

2200 West Airfield Drive

DFW Airport, Texas 75261-9810

Attn:  General Counsel

If to Executive:

200 North Ocean Blvd

Delray Beach, Florida 33483

Any such written notice will be deemed received when personally delivered or three days after its deposit in the United States mail as specified above.  Either party may change its address for notices by giving notice to the other party in the manner specified in this Section 5(b).

(c)           This Agreement will be construed and interpreted in accordance with the substantive laws of the State of Texas without regard to conflict-of-law principles or any other principle that could result in the application of the laws of any other jurisdiction.

(d)           This Agreement contains the complete, final, and exclusive agreement of the parties relating to the subject matter of this Agreement, and supersedes all prior written, and prior and contemporaneous oral, agreements or arrangements between the parties.

(e)           This Agreement cannot be amended or modified except by a written agreement signed by Executive and the Company.

(f)            No term, covenant, or condition of this Agreement or any breach thereof will be deemed waived, except with the written consent of the party against whom the wavier in claimed, and any waiver or any such term, covenant, condition, or breach will not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition, or breach.

(g)           The finding by a court of competent jurisdiction of the unenforceablity, invalidity, or illegality of any provision of this Agreement will not render any other provision of this Agreement unenforceable, invalid, or illegal.  It is the express intent of the parties to modify and replace any invalid or unenforceable term or provision with a valid and enforceable term or provision that most accurately represents the parties’ intention with respect to the invalid or unenforceable term or provision.

(h)           Executive represents and warrants that he is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that his execution and performance of this Agreement will not violate or breach any other agreements between Executive and any other Person or entity or impose any restriction on the ability of Executive to perform his obligations and duties under this Agreement or carry out the business of the Company.

(i)            The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and will not in any way affect the meaning or interpretation of this Agreement.  References in this Agreement to Sections and Exhibits are to the Sections and Exhibits of this Agreement unless the context requires otherwise.  The word “include” and its derivatives means to include without limitation.

(j)            This Agreement may be executed in any number of counterparts, each of which will be deemed an original, all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date fist above written.

Dated: December , 2010	THE COMPANY:

By:
	Name:	Cody Wilbanks
	Its:	Executive Vice President— General Counsel and Secretary

EXECUTIVE:
Dated: December , 2010

Peter J. McDonald

[Signature page to Employment Agreement]

Exhibit A

SUPERMEDIA INC.
EMPLOYEE STOCK OPTION AGREEMENT

Peter McDonald
Grantee

Date of Grant:	December 9, 2010
Total Number of Shares Relating to the Option Granted:	150,000
Exercise Price per Share	$7.25
Expiration Date:	December 9, 2013
General Vesting Schedule:	3 years, with vesting in installments of 1/3 on the anniversary date of the Date of Grant in each of the years.

GRANT OF OPTION

1.                                      GRANT OF OPTION.  The Compensation Committee of the Board of Directors (the “Board”) of SuperMedia Inc., a Delaware corporation (the “Company”), pursuant to the SuperMedia Inc. 2009 Long-Term Incentive Plan (the “Plan”), hereby grants to you, the above-named Grantee, effective as of the Date of Grant set forth above, a Nonqualified Stock Option to purchase the total number of shares set forth above of the Company’s Stock, at the exercise price set forth above for each share subject to this Option, subject to adjustment as provided in the Plan.  The Option is exercisable in installments in accordance with the Vesting Schedule set forth above with the exercise price payable at the time of exercise.  To the extent not exercised, installments shall be cumulative and may be exercised in whole or in part until the Option terminates.  The Option may not be exercised after the Expiration Date, or the applicable date following your termination of employment specified in this Stock Option Agreement (this “Agreement”).

2.                                      TERMINATION OF EMPLOYMENT/CHANGE IN CONTROL.  The following provisions will apply in the event your employment with the Company and all Affiliates of the Company (collectively, the “Company Group”) terminates or a Change in Control occurs before the Expiration Date set forth in the Agreement:

2.1            Termination Generally.  If your employment with the Company Group terminates before the Expiration Date for any reason other than one of the reasons described in Sections 2.2 through 2.4 below, all of your rights in the Option shall terminate and become null and void on the earlier of the Expiration Date or three months after the date your employment with the Company Group terminates.  Except as specified in Sections 2.2 through 2.4 below, in the event your employment with the Company Group terminates for any reason, the Option shall not continue to vest after such termination of employment.

2.2          Change in Control.

(i)              Termination Without Cause or for Good Reason in Connection With a Change in Control Before the Expiration Date.  If (a) the Company Group terminates your employment without Cause within 3 months prior to a Change in Control or two years following a Change in Control or (b) you terminate your employment with the Company Group for Good Reason within 3 months prior to a Change in Control or two years following a Change in Control, then the Option shall become fully exercisable on the date of the termination of your employment relationship.

(ii)             Cause.  For purposes of this Agreement, the term “Cause” means when the Board determines that any of the following has occurred: (a) willful and continued failure substantially to perform the duties of your position (other than as a result of a termination for Good Reason); (b) any willful act or omission constituting dishonesty, fraud, or other malfeasance; (c) conviction of (or plea of nolo contendere to) a felony or a misdemeanor involving theft, embezzlement, dishonesty, or moral turpitude under the laws of the United States or any state thereof or any other jurisdiction in which the Company or any of its subsidiaries conducts business; or (d) material breach of your Employment Agreement with the Company.  For purposes of this definition, no act or failure to act will be deemed “willful” unless effected not in good faith and without a reasonable belief that such action or failure to act was in or not opposed to the best interests of the Company. No termination for Cause will be effective unless made by a majority of the Board, at a meeting of the Board, held for such purpose, where you and your counsel have an opportunity, on at least 5 days advance written notice, to be heard before the Board.

(iii)            Good Reason.  For purposes of this Agreement, the term “Good Reason” means (a) any diminution in your title, position, duties or responsibilities; re-assignment of your direct reporting relationship to anyone other than the Board; or the assignment to you of duties that are inconsistent, in a material respect, with the scope of duties and responsibilities associated with your position as specified in Section 2 of your Employment Agreement with the Company; or (b) a material reduction in your base salary or target bonus opportunity; or (c) a relocation of your principal workplace by a distance that exceeds 50 miles; or (d) other material breach of your Employment Agreement by the Company.

2.3          Termination without Cause or for Good Reason Unrelated to a Change in Control.  If the Company Group terminates your employment without Cause or you terminate your employment with the Company Group for Good Reason, other than a termination in connection with a Change in Control, then  the portion of your unvested Option that would have become vested on the anniversary of the Date of Grant next following the date of termination had you remained employed by the Company Group shall immediately vest.

2.4          Death or Disability.  If your employment with the Company Group terminates due to your death or Disability, then the portion of your unvested Option that would have become vested on the anniversary of the Date of Grant next following the date of termination had you remained employed by the Company Group shall immediately vest.  After your death or termination due to your Disability, you, your executors, administrators or any person or persons to whom your Option may be transferred by will or by the laws of descent and distribution, shall have the right at any time prior to the termination of the Option to exercise the Option.

3.                                      CASHLESS EXERCISE.  Cashless exercise, in accordance with the terms of the Plan, shall be available to you for the shares subject to the Option.

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4.                                      TAX WITHHOLDING.  To the extent that the receipt of the Option or the Agreement, the vesting of the Option or the exercise of the Option results in income to you for federal, state or local income, employment or other tax purposes with respect to which the Company Group has a withholding obligation, you shall deliver to the Company at the time of such receipt, vesting or exercise, as the case may be, such amount of money as the Company Group may require to meet its obligation under applicable tax laws or regulations, and, if you fail to do so, the Company Group is authorized to withhold from the shares subject to the Option or from any cash or stock remuneration then or thereafter payable to you any tax required to be withheld by reason of such taxable income, sufficient to satisfy the withholding obligation based on the last per share sales price of the common stock of the Company for the trading day immediately preceding the date that the withholding obligation arises, as reported in the NASDAQ Composite Transactions.

5.                                      NONTRANSFERABILITY.  Except as specified in this Agreement, the Option and the Agreement are not transferable or assignable by you other than by will or the laws of descent and distribution, and shall be exercisable during your lifetime only by you.  You may transfer this Option to (a) a member or members of your immediate family, (b) a revocable living trust established by you or you and your spouse, (c) a trust under which your immediate family members are the only beneficiaries and (d) a partnership of which your immediate family members are the only partners.  For this purpose, “immediate family” means your spouse, children, stepchildren, grandchildren, parents, grandparents, siblings (including half brothers and sisters), and individuals who are family members by adoption.  Notwithstanding any other provision of this Agreement, such a transferee of the Option granted under this Agreement may exercise the Option during your lifetime.

The assigned portion may only be exercised by the person who acquires a proprietary interest in the Option pursuant to the assignment by you. The terms applicable to the assigned portion shall be the same as those in effect for the Option immediately prior to such assignment and shall be set forth in such documents to be executed by the assignee as the Company may deem appropriate.  You may also designate one or more persons as the beneficiary or beneficiaries of your outstanding Options under the Plan, and those Options shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon your death while holding those Options. Such beneficiary or beneficiaries shall take the transferred Options subject to all the terms and conditions of the Agreement, including (if applicable and without limitation) the limited time period during which the Option may be exercised following your death. Except for the limited transferability provided by the foregoing, an outstanding Option under the Plan shall not be assignable or transferable and shall be exercisable only by you during your lifetime.

None of the Company, its employees or directors makes any representations or guarantees concerning the tax consequences associated with the inclusion of this provision in this Agreement, your transfer of the Option granted under this Agreement or, if applicable, the transferee’s exercise of the Option.  It is your sole responsibility to seek advice from your own tax advisors concerning those tax consequences.  You are entitled to rely upon only the tax advice of your own tax advisors.

6.                                      CAPITAL ADJUSTMENTS AND REORGANIZATIONS.  The existence of the Option shall not affect in any way the right or power of the Company or any company the stock of which is issued pursuant to the Agreement to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or its business, engage in any merger or consolidation, issue any debt or equity securities, dissolve or liquidate, or sell, lease, exchange or otherwise dispose of all or any part of its assets or business, or engage in any other corporate act or proceeding.

7.                                      EMPLOYMENT RELATIONSHIP.  For purposes of the Agreement, you shall be considered to be in the employment of the Company Group as long as you have an employment relationship with the

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Company Group.  The Committee shall determine any questions as to whether and when there has been a termination of such employment relationship, and the cause of such termination, under the Plan and the Committee’s determination shall be final and binding on all persons.

8.                                      NO RIGHTS AS A STOCKHOLDER.  You shall not have any rights as a stockholder of the Company with respect to any shares covered by the Option until the date of the issuance of such shares following exercise of the Option pursuant to the Agreement and payment for the shares.

9.                                      NOT AN EMPLOYMENT AGREEMENT.  The Agreement is not an employment agreement, and no provision of the Agreement shall be construed or interpreted to create an employment relationship between Grantee and the Company or any of its Affiliates or guarantee the right to remain employed by the Company or any of its Affiliates for any specified term.

10.                               SECURITIES ACT LEGEND.  If you are an officer or affiliate of the Company under the Securities Act of 1933, you consent to the placing on any certificate for the Shares of an appropriate legend restricting resale or other transfer of the Shares except in accordance with such Act and all applicable rules thereunder.

11.                               REGISTRATION.  The Shares that may be issued under the Plan are registered with the Securities and Exchange Commission under a Registration Statement on Form S-8.

12.                               SALE OF SECURITIES.  The Shares that may be issued under this Agreement may not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws.  You also agree that (a) the Company may refuse to cause the transfer of the Shares to be registered on the stock register of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable federal or state securities law and (b) the Company may give related instructions to the transfer agent, if any, to stop registration of the transfer of the Shares.

13.                               LIMIT OF LIABILITY.  Under no circumstances will the Company Group be liable for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan.

14.                               MISCELLANEOUS.  The Agreement and the Option are awarded pursuant to and is subject to all of the provisions of the Plan, which are incorporated by reference herein, including all amendments to the Plan, if any.  In the event of a conflict between this Agreement and the Plan provisions, the Plan provisions will control.  Capitalized terms that are not defined herein or in the Agreement shall have the meanings ascribed to such terms in the Plan.

By your acceptance of the Option, you agree that the Option is granted under, governed by and subject to the terms of the Plan and this Agreement.

SUPERMEDIA INC.

By:
Name:
Title:

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Exhibit B

SUPERMEDIA INC.

EMPLOYEE RESTRICTED STOCK AWARD AGREEMENT

Peter McDonald
Grantee

Date of Award:	December 9, 2010
Number of Shares:	150,000
General Vesting Schedule/Restricted Period:	3 years, with vesting in installments of 1/3 on the anniversary date of the Date of Award in each of the years.

AWARD OF RESTRICTED STOCK

1.                                      GRANT OF RESTRICTED STOCK AWARD.  The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of SuperMedia Inc., a Delaware corporation (the “Company”), pursuant to the SuperMedia Inc. 2009 Long-Term Incentive Plan (the “Plan”), hereby awards to you, the above-named Grantee, effective as of the Date of Award set forth above (the “Date of Award”), that number of shares (the “Shares”) of the Company’s Stock, set forth above as Restricted Stock on the following terms and conditions:

During the Restricted Period, the Shares of Restricted Stock will be evidenced by entries in the stock register of the Company reflecting that such Shares of Restricted Stock have been issued in your name.  For purposes of this Agreement, the term “Restricted Period” means the period designated by the Committee during which the Shares may not be sold, assigned, transferred, pledged, or otherwise encumbered.

The Shares that are awarded hereby to you as Restricted Stock shall be subject to the prohibitions and restrictions set forth herein with respect to the sale or other disposition of such Shares and the obligation to forfeit and surrender such Shares to the Company (the “Forfeiture Restrictions”).  The Restricted Period and all Forfeiture Restrictions on the Restricted Stock covered hereby shall lapse as to those shares when the shares become vested and you meet all other terms and conditions of this Agreement.

2.                                      TERMINATION OF EMPLOYMENT/CHANGE IN CONTROL.  The following provisions will apply in the event your employment with the Company and all Affiliates (collectively, the “Company Group”) terminates, or a Change in Control occurs:

2.1                                 Termination Generally.  Except as specified in Sections 2.2 through 2.4 below, if your employment with the Company Group terminates before December 31, 2013 for any reason other than one of the reasons described in Sections 2.2 through 2.4 below, the Forfeiture Restrictions then applicable to the Shares of Restricted Stock shall not lapse and the number of Shares of Restricted Stock then subject to the Forfeiture Restrictions shall be forfeited to the Company on the date your employment terminates.

2.2                                 Change in Control.

(i)                                     Termination Without Cause or for Good Reason in Connection With a Change in Control .  If (a) the Company Group terminates your employment without Cause within 3 months prior to a Change in Control or two years following a Change in Control or (b) you terminate your employment with the Company Group for Good Reason within 3 months prior to a Change in Control or two years following a Change in Control, then all remaining Forfeiture Restrictions shall immediately lapse on the date of the termination of your employment relationship.

(ii)                                  Cause.  For purposes of this Agreement, the term “Cause” means when the Board determines that any of the following has occurred: (a) willful and continued failure substantially to perform the duties of your position (other than as a result of a termination for Good Reason); (b) any willful act or omission constituting dishonesty, fraud, or other malfeasance; (c) conviction of (or plea of nolo contendere to) a felony or a misdemeanor involving theft, embezzlement, dishonesty, or moral turpitude under the laws of the United States or any state thereof or any other jurisdiction in which the Company or any of its subsidiaries conducts business; or (d) material breach of your Employment Agreement with the Company.  For purposes of this definition, no act or failure to act will be deemed “willful” unless effected not in good faith and without a reasonable belief that such action or failure to act was in or not opposed to the best interests of the Company. No termination for Cause will be effective unless made by a majority of the Board, at a meeting of the Board, held for such purpose, where you and your counsel have an opportunity, on at least 5 days advance written notice, to be heard before the Board.

(iii)                               Good Reason.  For purposes of this Agreement, the term “Good Reason” means (a) any diminution in your title, position, duties or responsibilities; re-assignment of your direct reporting relationship to anyone other than the Board; or the assignment to you of duties that are inconsistent, in a material respect, with the scope of duties and responsibilities associated with your position as specified in Section 2 of your Employment Agreement with the Company; or (b) a material reduction in your base salary or target bonus opportunity; or (c) a relocation of your principal workplace by a distance that exceeds 50 miles; or (d) other material breach of your Employment Agreement by the Company.

2.3                                 Termination without Cause or for Good Reason Unrelated to a Change in Control.  If the Company Group terminates your employment without Cause or you terminate your employment with the Company Group for Good Reason, other than a termination in connection with a Change in Control, then the portion of your unvested Shares that would have become vested on the anniversary of the Date of Award next following the date of termination had you remained employed by the Company Group shall immediately vest, and all remaining Forfeiture Restrictions with respect to those vested Shares shall lapse.

2.4                                 Death or Disability.  If your employment with the Company Group terminates due to your death or Disability, then the portion of your unvested Shares that would have become vested on the anniversary of the Date of Award next following the date of termination had you remained employed by the Company Group shall immediately vest.

3.                                      TAX WITHHOLDING.  To the extent that the receipt of the Shares of Restricted Stock or the lapse of any Forfeiture Restrictions results in income, wages or other compensation to you for any income, employment or other tax purposes with respect to which the Company has a withholding obligation, you shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money as the Company may require to meet its obligation under applicable tax laws or regulations, and, if you fail to do so, the Company is authorized to withhold from the Shares awarded hereby or from any cash or stock remuneration or other payment then or thereafter payable to you any tax required to be withheld by reason of such taxable income, wages or compensation sufficient to satisfy the withholding obligation based on the last per share sales price of the Common Stock for the trading day immediately

2

preceding the date that the withholding obligation arises, as reported in the NASDAQ Composite Transactions.

4.                                      NONTRANSFERABILITY.  Except as specified in this Agreement, the Shares of Restricted Stock awarded to you under this Agreement shall not be transferable or assignable by you other than by will or the laws of descent and distribution to the extent then subject to Forfeiture Restrictions.  You may transfer the Shares to (a) a member or members of your immediate family, (b) to a revocable living trust established exclusively for you or you and your spouse, (c) a trust under which your immediate family members are the only beneficiaries or (d) a partnership of which your immediate family members are the only partners.  For this purpose, “immediate family” means your spouse, children, stepchildren, grandchildren, parents, grandparents, siblings (including half brothers and sisters), and individuals who are family members by adoption.

The terms applicable to the assigned Shares shall be the same as those in effect for the Shares immediately prior to such assignment and shall be set forth in such documents to be executed by the assignee as the Committee may deem appropriate.  You may also designate one or more persons as the beneficiary or beneficiaries of your Shares of Restricted Stock under the Plan, and those Shares shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon your death while holding those Shares. Such beneficiary or beneficiaries shall take the transferred Shares of Restricted Stock subject to all the terms and conditions of the Agreement. Except for the limited transferability provided by the foregoing, outstanding Shares of Restricted Stock under the Plan shall not be assignable or transferable to the extent then subject to Forfeiture Restrictions.

None of the Company, its employees or directors makes any representations or guarantees concerning the tax consequences associated with the inclusion of this provision in the Agreement or your transfer of the Shares of Restricted Stock.  It is your sole responsibility to seek advice from your own tax advisors concerning those tax consequences.  You are entitled to rely upon only the tax advice of your own tax advisors.

5.                                      SALE OF SECURITIES.  Shares awarded hereby that are no longer subject to Forfeiture Restrictions may not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws.  You also agree that (a) the Company may refuse to cause the transfer of the Shares to be registered on the stock register of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable federal or state securities law and (b) the Company may give related instructions to the transfer agent, if any, to stop registration of the transfer of the Shares.  .

6.                                      CAPITAL ADJUSTMENTS AND REORGANIZATIONS.  The existence of the Shares of Restricted Stock shall not affect in any way the right or power of the Company or any company the stock of which is awarded pursuant to this Agreement to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or its business, engage in any merger or consolidation, issue any debt or equity securities, dissolve or liquidate, or sell, lease, exchange or otherwise dispose of all or any part of its assets or business, or engage in any other corporate act or proceeding.

7.                                      RIGHTS REGARDING DISTRIBUTIONS MADE BY THE COMPANY DURING THE RESTRICTED PERIOD.  During the Restricted Period, (a) any securities of the Company distributed by the Company in respect of the Shares of Restricted Stock will be evidenced by entries in the appropriate securities register of the Company reflecting that such securities of the Company, if any, have been issued in your name (the “Retained Company Securities”) and (b) any securities of any company other than the Company or any other property (other than regular cash dividends) distributed

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by the Company in respect of the Shares of Restricted Stock will be evidenced in your name by such certificates or in such other manner as the Company determines (the “Retained Other Securities and Property”) and may bear a restrictive legend to the effect that ownership of such Retained Other Securities and Property and the enjoyment of all rights appurtenant thereto, are subject to the restrictions, terms, and conditions provided in the Plan and this Agreement.  The Retained Company Securities and the Retained Other Securities and Property (collectively, the “Retained Distributions”) shall be subject to the same restrictions, terms and conditions as are applicable to the Shares of Restricted Stock.

8.                                      RIGHTS WITH RESPECT TO SHARES OF RESTRICTED STOCK AND RETAINED DISTRIBUTIONS DURING RESTRICTED PERIOD.  You shall have the right to vote the Shares of Restricted Stock awarded to you and to receive and retain all regular cash dividends (which will be paid currently and in no case later than the end of the calendar year in which the dividends are paid to the holders of the Common Stock or, if later, the 15th day of the third month following the date the dividends are paid to the holders of the Common Stock), and to exercise all other rights, powers and privileges of a holder of the Common Stock, with respect to such Shares of Restricted Stock, with the exception that (a) you shall not be entitled to have custody of such Shares of Restricted Stock until the Forfeiture Restrictions applicable thereto shall have lapsed, (b) the Company shall retain custody of all Retained Distributions made or declared with respect to the Shares of Restricted Stock until such time, if ever, as the Forfeiture Restrictions applicable to the Shares of Restricted Stock with respect to which such Retained Distributions shall have been made, paid, or declared shall have lapsed, and such Retained Distributions shall not bear interest or be segregated in separate accounts and (c) you may not sell, assign, transfer, pledge, exchange, encumber, or dispose of the Shares of Restricted Stock or any Retained Distributions during the Restricted Period.  During the Restricted Period, the Company may, in its sole discretion, issue certificates for some or all of the Shares of Restricted Stock, in which case all such certificates shall be delivered to the Corporate Secretary of the Company or to such other depository as may be designated by the Committee as a depository for safekeeping until the forfeiture of such Shares of Restricted Stock occurs or the Forfeiture Restrictions lapse.  When requested by the Company, you shall execute such stock powers or other instruments of assignment as the Company requests relating to transfer to the Company of all or any portion of such Shares of Restricted Stock and any Retained Distributions that are forfeited in accordance with the Plan and this Agreement.

9.                                      EMPLOYMENT RELATIONSHIP.  For purposes of this Agreement, you shall be considered to be in the employment of the Company Group as long as you have an employment relationship with the Company Group.  The Committee shall determine any questions as to whether and when there has been a termination of such employment relationship, and the cause of such termination, under the Plan and the Committee’s determination shall be final and binding on all persons.

10.                               SECTION 83(B) ELECTION.  You shall not exercise the election permitted under Section 83(b) of the Code with respect to the Shares of Restricted Stock without the written approval of the Chief Financial Officer or General Counsel of the Company.

11.                               NOT AN EMPLOYMENT AGREEMENT.  This Agreement is not an employment agreement, and no provision of this Agreement shall be construed or interpreted to create an employment relationship between you and the Company or any Affiliate or guarantee the right to remain employed by the Company or any Affiliate for any specified term.

12.                               SECURITIES ACT LEGEND.  If you are an officer or affiliate of the Company under the Securities Act of 1933, you consent to the placing on any certificate for the Shares of an appropriate legend restricting resale or other transfer of the Shares except in accordance with such Act and all applicable rules thereunder.

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13.                               REGISTRATION.  The Shares that may be issued under the Plan are registered with the Securities and Exchange Commission under a Registration Statement on Form S-8.

14.                               LIMIT OF LIABILITY.  Under no circumstances will the Company or any Affiliate be liable for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan.

15.                               MISCELLANEOUS.  This Agreement is awarded pursuant to and is subject to all of the provisions of the Plan, including amendments to the Plan, if any.  In the event of a conflict between this Agreement and the Plan provisions, the Plan provisions will control.  The term “you” and “your” refer to the Grantee named in this Agreement.  Capitalized terms that are not defined herein shall have the meanings ascribed to such terms in the Plan.

In accepting the award of Shares of Restricted Stock set forth in this Agreement you accept and agree to be bound by all the terms and conditions of the Plan and this Agreement.

SUPERMEDIA INC.

By:
Name:
Title:

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Exhibit C

GENERAL RELEASE AGREEMENT

THIS GENERAL RELEASE AGREEMENT (this “Release”) is made as of the          day of                             , by and between Peter J. McDonald (the “Executive”) and SuperMedia Inc., a Delaware corporation (the “Company”).

WHEREAS, the Executive’s employment as an executive of the Company has terminated; and

WHEREAS, pursuant to Section 8(h) of the Employment Agreement by and between the Company and the Executive dated December 9, 2010 (the “Employment Agreement”), the Company has agreed to pay the Executive certain amounts, subject to the execution of this Release.

NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

1.             Consideration. The Executive acknowledges that: (i) the payments set forth in Section 8 of the Employment Agreement constitute full settlement of all his rights under the Employment Agreement, (ii) he has no entitlement under any other severance or similar arrangement maintained by the Company, and (iii) except as otherwise provided specifically in this Release, the Company does not and will not have any other liability or obligation to the Executive. The Executive further acknowledges that, in the absence of his execution of this Release, the benefits and payments specified in Section 8 of the Employment Agreement would not otherwise be due to him.

2.             Release and Covenant Not to Sue.

2.1           The Executive, his heirs and representatives release, waive and forever discharge the Company, its predecessors and successors, assigns, stockholders, subsidiaries, parents, affiliates, officers, directors, trustees, current and former employees, agents and attorneys, past and present and in their respective capacities as such (the Company and each such person or entity is each referred to as a “Released Person”) from all pending or potential claims, counts, causes of action and demands of any kind whatsoever or nature for money or anything else, whether such claims are known or unknown, that arose prior to the Executive’s signing this Release or that relate in any way to the Executive’s employment or termination of employment with the Company. This release includes, but is not limited to, any and all claims of race discrimination, sexual discrimination, national origin discrimination, religious discrimination, disability discrimination, age discrimination and unlawful retaliation and any and all claims under the following: Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq.; Civil Rights Act of 1866,42 U.S.C. § 1981 et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101, et seq.; the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, 29 U.S.C. § 621, et seq.; Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001, et seq.; Rehabilitation Act of 1973, 29 U.S.C. § 706, et

seq.; any state, municipal and other local anti-discrimination statutes; any and all claims for alleged breach of an express or implied contract; any and all tort claims including, but not limited to, alleged retaliation for assertion of workers’ compensation rights; any and all claims under workers’ compensation law; and any and all claims for attorney’s fees or costs.

2.2           The Executive expressly represents that he has not filed a lawsuit or initiated any other administrative proceeding against a Released Person and that he has not assigned any claim against a Released Person. The Executive further promises not to initiate a lawsuit or to bring any other claim against any Released Person arising out of or in any way related to the Executive’s employment by the Company or the termination of that employment. This Release will not prevent the Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by the Executive for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred. In addition, this release shall not affect the Executive’s rights under the Older Workers Benefit Protection Act to have a judicial determination of the validity of this release and waiver.

2.3           The foregoing will not be deemed to release the Company from (a) claims solely to enforce this Release, (b) claims solely to enforce Section 8 of the Employment Agreement, (c) claims for indemnification under the Company’s By-Laws and/or any applicable indemnification agreements, and/or (d) claims to continue health care coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or similar state law. The foregoing will not be deemed to release any person or entity from claims arising after the date of this Release, whether under this Release, under the Employment Agreement or otherwise.

3.             Restrictive Covenants. The Executive acknowledges that the confidentiality and restrictive covenant provisions contained in Sections 12, 13 and 14 of the Employment Agreement (the “Restrictive Covenants”) will survive the termination of Executive’s employment. The Executive affirms that the Restrictive Covenants are reasonable and necessary to protect the legitimate interests of the Company, that he received adequate consideration in exchange for agreeing to those restrictions and that he will abide by those restrictions.

4.             Return of Company Property. The Executive represents and warrants that he has returned all property belonging to the Company, including, but not limited to, all keys, access cards, office equipment, computers, cellular telephones, notebooks, documents, records, files, written materials, electronic information, credit cards bearing the Company’s name, and other Company property (originals or copies in whatever form) in the Executive’s possession or under the Executive’s control.

5.             Cooperation. The Executive further agrees that, subject to reimbursement of his reasonable expenses, he will cooperate fully with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) in which the Executive was in any way involved during his employment with the Company; provided that such cooperation shall not unreasonably interfere with Executive’s employment with another

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employer after termination of his employment with the Company. The Executive shall render such cooperation in a timely manner on reasonable notice from the Company.

6.             Rescission Right. The Executive expressly acknowledges and recites that (a) he has read and understands the terms of this Release in its entirety, (b) he has entered into this Release knowingly and voluntarily, without any duress or coercion; (c) he has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Release before signing it; (d) he was provided twenty-one (21) calendar days after receipt of the Release to consider its terms before signing it; and (e) he is provided seven (7) calendar days from the date of signing to terminate and revoke this Release, in which case this Release shall be unenforceable, null and void. The Executive may revoke this Release during those seven (7) days by providing written notice of revocation to the Company at the address specified in Section 18(b) of the Employment Agreement.

7.             Miscellaneous.

7.1           No Admission of Liability. This Release is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company to the Executive. There have been no such violations, and the Company specifically denies any such violations.

7.2           No Reinstatement. The Executive agrees that he will not without the consent of the Company apply for reinstatement with the Company or seek in any way to be reinstated, re-employed or hired by the Company in the future.

7.3           Successors and Assigns. This Release shall inure to the benefit of and be binding upon the Company and the Executive and their respective successors, permitted assigns, executors, administrators and heirs. The Executive may not make any assignment of this Release or any interest herein, by operation of law or otherwise. The Company may assign this Release to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.

7.4           Severability. Whenever possible, each provision of this Release will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Release is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Release will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

7.5           Entire Agreement; Amendments. Except as otherwise provided herein, this Release contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof. This Release may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

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7.6           Governing Law. This Release shall be governed by, and enforced in accordance with, the laws of the State of Texas, without regard to the application of the principles of conflicts of laws.

7.7           Counterparts and Facsimiles. This Release may be executed, including execution by facsimile signature, in multiple counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Release to be executed by its duly authorized officer, and the Executive has executed this Release, in each case as of the date first above written.

EXECUTIVE:

Peter J. McDonald

Date:

COMPANY:

SUPERMEDIA INC.

By:
Its:

Date:

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